Exhibit 99.1

NEWS For Immediate Release

Contact:

Kathy Bushway

SVP, Director of Marketing

Home Savings

330.742.0638

Kbushway@homesavings.com

Home Savings Attracts Top Talent as COO

Zahid Afzal Joins Home Savings

YOUNGSTOWN, Ohio (February 26, 2018) – Home Savings today announced it has appointed Zahid Afzal to the newly created position of Executive Vice President, Chief Operating Officer, effective March 19. He will be responsible for expanding Homes Savings’ strategic and operating capabilities to align with its aggressive growth and expansion plans.

Afzal has extensive experience in acquisition integration, strategic business planning, digital banking and payments, operations, information technology, change management and other areas of banking within both large and small institutions. Afzal says “Home Savings has established itself as a strong, growing community bank with the ability to execute well on its strategic goals. I am looking forward to joining this great organization full-time to assist with their further growth and success.”

“Zahid brings a wonderful combination of vision and experience to the organization. He comes with a unique understanding of the Home Savings organization and its’ potential as a result of the very productive past four years he has served on the Board of Directors,” says Small. “Many on our executive team have a working relationship with Zahid that spans over a dozen years, making him a great fit for the organization and an outstanding addition to a strong leadership team.”

About Zahid Afzal

Afzal most recently served as Executive Vice President, Chief Technology and Operations Executive at Capital Bank in Raleigh, North Carolina. Prior to joining Capital, he held the position of Senior Executive Vice President, Chief Information Officer at Huntington National Bank and Senior Vice President, Consumer and Small Business Banking CIO with Bank of America. He also has held significant roles with Broadslate Networks, Charlottesville, VA, Citigroup (Citicorp), New York, NY and MCI Communications, Colorado Springs, CO in addition to consulting for Planning Research Corp. CRC, Mitchell System, VA.

Afzal has served as a member of the board of directors for UCFC/Home Savings Bank since 2013. He will remain on the Home Saving Bank Board. He also serves on the Board of Directors of Bancsource in Springfield, MO. In the past, he has served as board member of Bowling Green State University College of Business, the Ohio Foundation of Independent Colleges (OFIC) and Groundwork Group.

He is a Graduate of The Ohio State University Fisher Business College Executive Leadership Program, Columbus, OH and Duke University Fuqua Business College Executive Leadership Program, Durham, NC. Afzal earned a Bachelor-of-Science degree and completed post-graduate coursework in Management Information Systems at Strayer University, Washington D.C.

About Home Savings

With current assets of approximately $2.6 billion, Home Savings operates 35 banking offices, 13 loan production offices and 3 wealth management offices throughout Ohio, western Pennsylvania and West Virginia. Home Savings is a subsidiary of United Community Financial Corp. (NASDAQ:UCFC). For more information, visit HomeSavings.com.

Home Savings is an equal housing lender, member FDIC, and equal employment opportunity company.

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